Exhibit 10.2

LOAN AGREEMENT

dated as of

June 19, 2006

among

H.B. FULLER COMPANY

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

CITIBANK, N.A.

as Syndication Agent

and

ABN AMRO BANK N.V. and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC.,

as Joint Bookrunners and Co-Lead Arrangers

(continued)

(continued)

(continued)

Page

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.01 — Subsidiaries
Schedule 3.06 — Disclosed Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.08 — Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Loan Parties’ Counsel
Exhibit C	—	List of Closing Documents
Exhibit D	—	Form of Subsidiary Guaranty

LOAN AGREEMENT dated as of June 19, 2006 among H.B. FULLER COMPANY, the LENDERS from time to time party hereto, CITIBANK, N.A. as Syndication Agent and ABN AMRO BANK N.V. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH as Co-Documentation Agents and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2005 10-K” means the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 3, 2005.

“2006 10-Q” means, the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ending March 4, 2006.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) would cause a Deemed Dividend Problem.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders. As of the Effective Date, the Aggregate Commitment is $75,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the percentage obtained by dividing such Lender’s outstanding Loans by the aggregate outstanding principal amount of all of the Loans at such time.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (Moody’s/S&P):	Eurodollar Spread
Category 1	A3 or A-or higher	0.40%
Category 2	Baa1 or BBB+	0.50%
Category 3	Baa2 or BBB	0.625%
Category 4	Baa3 or BBB-	0.75%
Category 5	Ba1 or BB+ or lower	1.00%

For purposes of, and notwithstanding, the foregoing,

(a) it is understood and agreed that the Index Debt has a rating solely from S&P on the Effective Date and only a rating from S&P shall determine the Applicable Rate until and unless Moody’s also provides a rating for the Index Debt;

(b) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt or an issuer rating for the Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then Category 5 shall be applicable (it being understood and agreed that in the event that only one of Moody’s and S&P issues a rating for the Index Debt, such rating shall determine the Eurodollar Spread);

(c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings;

(d) if the ratings established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise; and

(e) if the Borrower shall not have any Index Debt outstanding, then issuer ratings by Moody’s and S&P for the Borrower shall apply for items (a) through (d) above.

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means H.B. Fuller Company, a Minnesota corporation.

“Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed;

provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means each of ABN AMRO Bank N.V. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans on the Effective Date, expressed as an amount representing the maximum aggregate amount of such Lender’s Term Loans hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $75,000,000.

“Consolidated EBITDA” means, with reference to any period, the sum of the following: (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) expense for taxes paid or accrued during such period, (iii) all amounts attributable to depreciation and amortization during such period, (v) extraordinary non-cash losses incurred other than in the ordinary course of business during such period, and (vi) nonrecurring extraordinary non-cash restructuring charges, minus (c) without duplication and to the extent included in determining such Consolidated Net Income, extraordinary non-cash gains realized other than in the ordinary course of business; all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of Section 6.09(b), Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) during which a Material Acquisition or a Material Disposition shall have been made by the Borrower or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent but in any case without giving effect to any cost savings in excess of $5,000,000 during any Reference Period) to such Material Acquisition or Material Disposition (as applicable), as if such Material Acquisition or Material Disposition (as applicable) occurred on the first day of such Reference Period. For purposes of this definition, the term “Material Acquisition” means any acquisition or series of related acquisitions by the Borrower or any Subsidiary that (A) constitutes a Permitted Acquisition, and (B) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000 and the term “Material Disposition” means any sale, transfer or other disposition or series of related sales, transfers or dispositions by the Borrower or any Subsidiary that (C) constitutes a disposition of all or substantially all of the assets of, or all or a majority of the Equity Interests in, a Person or division or line of business of a Person, and (D) involves the receipt of consideration by the Borrower and its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP, (b) Swap Agreements (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (c) the interest component of all Attributable Receivable Indebtedness of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness for Borrowed Money of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time, (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances, and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries. For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under the Code, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings, the labor controversies and the environmental matters disclosed in the Borrower’s 2005 10-K, the Borrower’s 2006 10-Q and Schedule 3.06.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Borrower or any of its Subsidiaries.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any political subdivision or state thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any political subdivision or state thereof, or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Joint Venture” means any corporation, limited liability company, joint venture or similar limited liability legal entity in existence on the Effective Date which was formed or entered into by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary.

“Existing Note Agreements” means (a) that certain Note Agreement dated as of December 19, 1994 regarding $12,000,000 8.73% Senior Notes, Series D, due April 28, 2010, and (b) that certain Note Agreement dated as of June 2, 1998 regarding $125,000,000 6.60% Senior Notes due June 2, 2010; together with all promissory notes and other documents, instruments and agreements issued thereunder or relating thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net obligations of such Person under any Swap

Agreement or under any similar type of agreement and (l) all Attributable Receivables Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of the financial covenants under this Agreement, preferred stock of any Person shall not be considered Indebtedness of such Person.

“Indebtedness for Borrowed Money” of any Person means, without duplication, the sum of Indebtedness of such Person described in clauses (a), (b), (h), (i), (j) and (l) of the definition of “Indebtedness”, but shall exclude (a) notes, bills and checks presented in the ordinary course of business by such Person to banks for deposit or collection, and (b) with respect to the Borrower and its Subsidiaries, all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated May 2006 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lenders hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, results of operations or prospects of the Borrower and the Subsidiaries taken as a whole or (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (a) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than ten percent (10%) of the Borrower’s Consolidated EBITDA for such period or (b) which contributed greater than ten percent (10%) of the Borrower’s Consolidated Total Assets as of such date.

“Maturity Date” means June 19, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Loan Agreement or any of the other Loan Documents or any Swap Agreement or in respect of any of the Loans made or other instruments at any time evidencing any thereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but in any event excluding Excluded Taxes.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Borrower or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Borrower and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (without giving effect to any cost savings), with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new

Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent and (e) in the case of an acquisition or merger involving the Borrower or a Subsidiary, the Borrower or such Subsidiary is the surviving entity of such merger and/or consolidation.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies on property that are not yet due or are due but may thereafter be paid without penalty or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits (including letters of credit, surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) liens covering cash deposits and other investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, customs bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights in favor of the relevant depository institutions in connection with any cash management services provided to the Borrower and its Subsidiaries; and

(h) Liens granted in the ordinary course of business to licensors which encumber licensed intellectual property and inventory produced thereunder (but not any receivables from the sale, distribution or licensing thereof).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) obligations of any State of the United States of America or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating from S&P of AA or better, or from Moody’s of Aa2 or better, and maturing within one year from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) or (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term credit rating from S&P of A-1 or better, or from Moody’s of P-1 or better;

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g) in the case of investments by any Foreign Subsidiary, (i) investments in certificates of deposit, bankers’ acceptances, time deposits and similar bank obligations in the ordinary course of business and generally consistent with past practice to the extent placed with any well-capitalized commercial bank or financial institution which is located in the jurisdiction where such Foreign Subsidiary is located and (ii) other investments of a nature substantially similar and of similar credit quality to the investments described above to the extent made in the ordinary course of business and generally consistent with past practice in the jurisdiction in which such Foreign Subsidiary is located.

“Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” shall mean (a) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” shall mean a wholly-owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables

Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” shall mean the Borrower and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of the aggregate outstanding principal amount of all of the Loans at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Facility” means the revolving credit facility evidenced by that certain Credit Agreement dated as of December 14, 2005 by and among the Borrower, certain foreign subsidiary borrowers which may from time to time be party thereto, certain lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as such facility is amended, modified or replaced from time to time.

“Revolving Facility Agreement” means that certain Credit Agreement dated as of December 14, 2005 by and among the Borrower, certain foreign subsidiary borrowers which may from time to time be party thereto, certain lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as such facility is amended, modified or replaced from time to time.

“S&P” means Standard & Poor’s.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Material Subsidiary (other than Affected Foreign Subsidiaries and H.B. Fuller Automotive Borrower). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit D (including any and all supplements thereto) and executed by each Subsidiary Guarantor, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, such property which represents more than 25% of Consolidated Total Assets as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries for the most recent fiscal quarter ended at least 30 days prior to the date when such determination is made.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means the Term Loan made pursuant to Section 2.01.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower on the Effective Date in an aggregate principal amount that will not result in (a) the principal amount of such Lender’s Loans exceeding such Lender’s Commitment or (b) the sum of the aggregate principal amount of the Loans exceeding the Aggregate Commitment.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Loans other than the initial Loans on the Effective Date and shall not be entitled to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. [Intentionally Omitted].

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination of Commitments. The Commitments shall terminate on the Effective Date in accordance with Section 4.01.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11):

Date	Amount
September 30, 2010	$5,625,000
December 31, 2010	$5,625,000
March 31, 2011	$5,625,000
June 30, 2011	$5,625,000
September 30, 2011	$5,625,000
December 31, 2011	$5,625,000

March 31, 2012	$5,625,000
June 30, 2012	$5,625,000
September 30, 2012	$7,500,000
December 31, 2012	$7,500,000
March 31, 2013	$7,500,000
Maturity Date	$7,500,000

To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(b) Each prepayment of a Borrowing pursuant to Section 2.11(a) shall be applied to prepay the Term Loans ratably in accordance with the then outstanding amounts thereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent and shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes related to the Borrower and imposed on or incurred by the Administrative Agent or a Lender to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of the obligations of the Borrower pursuant to Section 2.17(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 131 South Dearborn Street, Chicago, Illinois 60603, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment);

provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies (a) each Subsidiary, if such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding, and (b) each Existing Joint Venture. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens. Except as indicated on Schedule 3.01, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary, other than (i) pursuant to employee or director stock option plans of the Borrower and its Subsidiaries, and (ii) rights of participants in any Existing Joint Venture to acquire additional capital stock or other equity interests in such joint venture.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority binding upon the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 3, 2005 reported on by PricewaterhouseCoopers LLP and KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 4, 2006, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 3, 2005, there has been no material adverse change in the business, assets, financial condition, results of operations or prospects of the Borrower and the Subsidiaries taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13. No Default. No Default or Event of Default has occurred and is continuing.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Briggs and Morgan, P.A., counsel for the Loan Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Borrower for the fiscal years ended November 27, 2004 and December 3, 2005, (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) reasonably satisfactory financial statement projections through and including the Borrower’s 2013 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a reasonably detailed description of the assumptions used in preparing such projections).

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit C.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on June 19, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 105 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.03 and 6.09 and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that applies to the Borrower or any Subsidiary and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default with regard to Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer or a Financial Officer of the Borrower, registration statements and other publicly available materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange (other than periodic non-material administrative certifications provided to any national securities exchange electronically), and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Borrower to its shareholders generally;

(f) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

(b) any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is consistent with sound business practices.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, during such times when an Event of Default has occurred and is continuing, independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Borrower and its Subsidiaries shall have no obligation to pay or reimburse the Administrative Agent or any Lender for costs and expenses relating to any such visitation and inspection (other than one visitation and inspection during any fiscal year).

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to repay certain existing Indebtedness, finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries, including Permitted Acquisitions and the purchase or redemption of capital stock of the Borrower as permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Subsidiary Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definition of “Material Subsidiary”, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents and (ii) Indebtedness under the Revolving Facility;

(b) Indebtedness existing on the date hereof under the Existing Note Agreements or otherwise set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary to any Loan Party and (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness of the Borrower or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $200,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness with respect to any surety bonds, performance bonds, customs bonds and other obligations of a like nature;

(i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, provided that the aggregate principal amount of such Indebtedness permitted by this clause (i) shall not exceed $50,000,000 at any time outstanding; and

(j) (i) unsecured Indebtedness of the Borrower, not otherwise permitted by this Section, so long as the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenants contained in Section 6.09 and (ii) unsecured Indebtedness of the Borrower’s Subsidiaries not otherwise permitted by this Section, so long as the aggregate principal amount of such Indebtedness shall not exceed at any time the greater of (x) $100,000,000 and (y) 10% of Consolidated Total Assets at such time.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with the Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business; and

(f) Liens in connection with or to secure Indebtedness arising under Permitted Receivables Facilities.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any Disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) the Borrower and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

(ii) the Borrower and its Subsidiaries may enter into and consummate Permitted Acquisitions;

(iii) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation; and

(iv) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity), (B) any wholly owned Subsidiary may merge into or consolidate with any wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Borrower or a wholly owned Subsidiary receives any consideration, provided that if any such merger described in this clause (B) shall involve a Loan Party, the surviving entity of such merger shall be a Loan Party, (C) any Subsidiary or Existing Joint Venture may sell, transfer, lease or otherwise dispose of its assets to a Loan Party or any wholly owned Subsidiary pursuant to a transaction permitted under Section 6.04;

(v) the Borrower or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $200,000,000);

(vi) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(vii) the Borrower may sell, transfer or otherwise dispose of (A) excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business, and (B) other property or assets of the Borrower and its Subsidiaries provided that (1) at the time thereof and immediately after giving effect to such sale, transfer or other disposition, no Default shall have occurred and be continuing, (2) such sale, transfer or disposal is for consideration at least 85% of which is cash, and (3) such consideration is at least equal to the fair market value of the assets being sold, transferred or otherwise disposed of; and

(viii) the Borrower or any Subsidiary may make Dispositions (other than Dispositions of a type referred to in the foregoing clauses (i) through (vii) above) that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (viii) during any fiscal year of the Borrower, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing, but excluding purchases of capital stock or other securities of the Borrower, and options, warrants or other rights to acquire any such capital stock or other securities, to the extent permitted under Section 6.06) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Receivables owing to the Borrower or any of its Subsidiaries arising from sales of inventory under usual and customary terms in the ordinary course of business;

(c) advances not to exceed $5,000,000 outstanding at any time to employees of the Borrower and its Subsidiaries to meet expenses incurred by such employees in the ordinary course of business;

(d) Loans in the ordinary course of business and generally consistent with past practices, to officers, directors and employees in connection with the granting of stock options or as incentive or bonus compensation;

(e) (i) investments by the Borrower or any of its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries and (ii) investments by the Borrower or any of its Subsidiaries in the capital stock of its respective Subsidiaries which are Subsidiary Guarantors, whether now existing or hereafter created or established;

(f) investments, loans and advances from H.B. Fuller Finance (Ireland) to, and other investments of H.B. Fuller Finance (Ireland) in, the Borrower, any Subsidiary of the Borrower, any Existing Joint Venture or any other Person to the extent existing on the date hereof and set forth in Schedule 6.04, and extensions, renewals and replacements of any such investments, loans or advances with investments, loans or advances of a similar type that do not increase the outstanding principal amount thereof;

(g) investments, loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary (provided that not more than $25,000,000 in investments, loans, advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Person which is not a Loan Party).

(h) Guarantees constituting Indebtedness permitted by Section 6.01;

(i) Permitted Acquisitions;

(j) Existing Joint Ventures; and

(k) any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments does not exceed $75,000,000 during the term of this Agreement.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or directors of the Borrower and its Subsidiaries and (d) the Borrower may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) transactions permitted under Section 6.04 with Existing Joint Ventures consisting of cash equity contributions by the Borrower and its Subsidiaries, or any one or more of them, and (d) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any material portion of the property or assets of the Borrower and its Domestic Subsidiaries, taken as a whole, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or by the Revolving Facility Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 4, 2006 for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 2.5 to 1.0.

(b) Maximum Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 4, 2006, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than 3.5 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or 5.09 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, that no such consent of the Borrower shall be required if an Event of Default shall have occurred and be continuing on the date of such appointment. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to H.B. Fuller Company, 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110, Attention of Cheryl Reinitz (Telecopy No. (651) 236-5724);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, Chase Tower IL 1-0010, Chicago, Illinois 60670, Attention of April Yebd (Telecopy No. (312) 385-7098); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Borrower or all or substantially all of the Subsidiary Guarantors from, its obligations under Article X or the Subsidiary Guaranty, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 15 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment from a Lender to an Affiliate, or an Approved Fund, of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14. Revolving Facility Waiver. The Lenders party hereto on the Effective Date which are also “Lenders” under the Revolving Facility hereby waive any non-compliance under Section 6.08 of the Revolving Facility caused by the Borrower becoming party to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

H.B. FULLER COMPANY, as the Borrower

By:	/s/ Cheryl A. Reinitz
Name:	Cheryl A. Reinitz
Title:	VP, Treasurer

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent,

By:	/s/ Brian L. Grossman
Name:	Brian L. Grossman
Title:	Vice President

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

CITIBANK, N.A. individually as a Lender and as Syndication Agent

By:	/s/ James N. Simpson
Name:	James N. Simpson
Title:	Vice President Citibank, N.A.

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

ABN AMRO BANK N.V., individually as a Lender and as Co-Documentation Agent

By:	/s/ George Dugan
Name:	George Dugan
Title:	Managing Director

By:	/s/ Patricia Christy
Name:	Patricia Christy
Title:	Director

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, individually as a Lender and as Co-Documentation Agent

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Vice President & Manager

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Karen Weathers
Name:	Karen Weathers
Title:	Vice President

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jacqueline Ryan
Name:	Jacqueline Ryan
Title:	Vice President

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

BANK OF AMERICA, N.A., individually as a Lender

By:	/s/ Kenneth S. Struglia
Name:	Kenneth S. Struglia
Title:	Managing Director

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas J. Purcell
Name:	THOMAS J. PURCELL
Title:	SENIOR VICE PRESIDENT

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

NATIONAL CITY BANK OF THE MIDWEST, as a Lender

By:	/s/ Derek R. Cook
Name:	Derek R. Cook
Title:	Vice President

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Jeffrey B. Clark
Name:	Jeffrey B. Clark
Title:	Senior Vice President

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

PNC BANK, National Association as a Lender

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

Signature Page to Loan Agreement

H.B. Fuller Company

June 2006

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	$10,000,000

CITIBANK, N.A.	$10,000,000

ABN AMRO BANK N.V.	$8,000,000

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH	$8,000,000

U.S. BANK NATIONAL ASSOCIATION	$7,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$7,000,000

BANK OF AMERICA, N.A.	$5,000,000

KEYBANK NATIONAL ASSOCIATION	$5,000,000

NATIONAL CITY BANK	$5,000,000

THE NORTHERN TRUST COMPANY	$5,000,000

PNC BANK, N.A.	$5,000,000

AGGREGATE COMMITMENT	$75,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	H.B. Fuller Company

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Loan Agreement

1 Select as applicable.

5.	Loan Agreement:	The Loan Agreement dated as of June 19, 2006 among H.B. Fuller Company, the Lenders parties thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

2 Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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[Consented to:][3]

H.B. FULLER COMPANY

By:
Title:

3 To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

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ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

OPINION OF COUNSEL FOR THE LOAN PARTIES

[Effective Date]

To the Lenders and the Administrative

  Agent Referred to Below

c/o JPMorgan Chase Bank, National Association, as

  Administrative Agent

Chase Tower

Chicago, Illinois 60670

Ladies and Gentlemen:

We have acted as counsel for H.B. Fuller Company, a Minnesota corporation (the “Borrower”) and Specialty Construction Brands, Inc., a Minnesota corporation (“Specialty”; and collectively with the Borrower, the “Loan Parties”), in connection with (i) the Loan Agreement dated as of June 19, 2006 (the “Loan Agreement”), among the Borrower, the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, National Association, as Administrative Agent, (ii) those certain promissory notes dated as of June 19, 2006 (the “Notes”) made payable by the Borrower to the order of certain of the Lenders identified in the Loan Agreement and (iii) that certain Guaranty dated as of June 19, 2006 among Specialty and the Administrative Agent (collectively with the Loan Agreement and the Notes, the “Loan Documents”). Terms defined in the Loan Agreement are used herein with the same meanings.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations as we have deemed necessary or advisable for purposes of this opinion. As to certain matters of fact material to the opinions expressed in this letter, we have relied on the representations made in the Loan Agreement and certificates of public officials and of officers of the Loan Parties. We have not independently established the facts so relied on. We have also examined the originals or copies of the documents listed in a certificate of an officer of the Loan Parties certifying among other things that such listed documents are (i) all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments (collectively, the “Existing Debt Documents”), and (ii) all of the orders, writs, judgments, awards, injunctions and decrees (collectively, the “Existing Order Documents”), in each case which affect or purport to affect the right of the Loan Parties to borrow money or to incur any other obligation of the type incurred by it under the Loan Documents.

As used in this opinion letter, the phrases “to our knowledge,” “known to us” or similar words mean the actual, conscious awareness on the date of this letter of Steven J. Ryan or Andrea M. Bond, the attorneys in our firm who have been actively involved in the negotiation or preparation of the Loan Documents or this letter.

We assume with your permission and without investigation: (i) the due authorization, execution and delivery of the Loan Documents by all parties thereto other than the Loan Parties, (ii) the validity, binding effect and enforceability under applicable law of the Loan Documents against the parties thereto other than the Loan Parties, (iii) the authenticity of all documents submitted to us as originals, (iv) the genuineness of all signatures; (v) the legal capacity of natural persons, and (vi) the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based upon the assumptions set forth above and the other limitations and qualifications set forth below, we are of the opinion that:

1. Each Loan Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and (b) has all corporate power and authority to conduct the business in which it is currently engaged.

2. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents has been duly executed and delivered by each applicable Loan Party and constitutes the valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (b) general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (c) applicable statutes of limitations.

3. The execution and delivery of the Loan Documents by the Loan Parties and the payment of each Loan Party’s obligations under the Loan Documents do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect. The execution and delivery of the Loan Documents by the Loan Parties, the payment of each Loan Party’s obligations under the Loan Documents and the performance by each Loan Party of its other obligations under the Loan Documents do not (a) violate any law or regulation applicable to such Loan Party, (b) violate the charter, by-laws or other organizational documents of such Loan Party, (c) violate any Existing Order Document, (d) result in a breach or violation of, or constitute a default under, any Existing Debt Document, or (e) result in the creation or imposition of any lien on any asset of such Loan Party.

4. Neither Loan Party is party to any pending, or overtly threatened in writing, action or proceeding known to us (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Loan Documents or the Transactions.

5. Neither Loan Party (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

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Our opinions are subject to the following additional qualifications:

(a) Our opinions are limited to the Federal law of the United States and the law of the State of Minnesota. We note that the Loan Documents provide that they are to be governed by and construed in accordance with the substantive law of the State of New York. However, our opinion is given as if the Loan Documents were governed by and construed in accordance with the law of the State of Minnesota.

(b) We express no opinion with respect to the validity and enforceability of (i) indemnification provisions, rights of contribution and exculpatory provisions to the extent they may be limited on public policy grounds or subject to securities laws; (ii) broadly stated powers of attorney; (iii) any remedies insofar as any party exercising such remedies may take any action which is arbitrary or capricious, unreasonable, not in good faith, or not commercially reasonable; (iv) provisions to the effect that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy or which purport to render ineffective any waiver, modification or amendment not in writing; (v) waivers of any statutory or constitutional rights or remedies; (vi) provisions to the effect that remedies are cumulative or that stated remedies are not exclusive; and (vii) any provision for late payment fees, default interest, liquidated damages or other fees, charges or amounts that may be construed as a penalty.

(c) We express no opinion with respect to the ability of any party to collect or be reimbursed for costs and expenses, including attorneys’ fees, to the extent its rights may be limited to reasonable fees and expenses as determined by a court, or it is not the prevailing party in the action.

(d) We express no opinion with respect to whether the Administrative Agent or any Lender is required to file a Notice of Business Activities Report under Minnesota Statutes Section 290.371. Any party who is so required and does not file such a report has no cause of action upon which it may bring suit under Minnesota law, except for issues related to its Minnesota tax liability, unless and until it pays all taxes, interest, and civil penalties due the State of Minnesota for all periods, or provides for their payment by security or bond. Insofar as our opinion may relate to the enforceability of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has, prior to the date of such enforcement, made such filing and paid any such taxes, interest and civil penalties due. Subject to such restrictions upon the ability of the Administrative Agent and the Lenders to enforce the Loan Documents prior to the filing of all applicable Notice of Business Activities Reports and the payment of any such taxes, interest and civil penalties, the failure of the Administrative Agent or any Lender to make such filing or to pay any such taxes, interest and civil penalties (i) does not and will not affect or impair the enforceability of the Loan Documents, and (ii) does not and will not affect the ability of the Administrative Agent and the Lenders to enforce the Loan Documents in accordance with their respective terms if they have made such filings and paid any such taxes, interest and civil penalties.

(e) We express no opinion as to the existence of or any Loan Party’s title to any property or assets or the creation or perfection of any mortgage, lien or other security interest.

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This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by any Person other than the addressees hereof and their respective successors and assigns as Lenders and Persons that acquire participations in the Loans (collectively, the “Reliance Parties”), and may not be relied upon by any Reliance Party for any other purpose, in each case without our prior written consent.

No copies of this opinion may be delivered or furnished to any other party other than a Reliance Party, nor may all or portions of this opinion be quoted, circulated or referred to in any other document without our prior written consent, except that copies of this opinion may be provided to any regulatory agency having supervisory authority over a Reliance Party and except that this opinion may be used in connection with the assertion of a defense as to which this opinion is relevant and necessary or in response to a court order or other legal process.

Very truly yours,

Briggs and Morgan, P.A.

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EXHIBIT C

LIST OF CLOSING DOCUMENTS

H.B. FULLER COMPANY

TERM LOAN FACILITY

June 19, 2006

LIST OF CLOSING DOCUMENTS1

A. LOAN DOCUMENTS

1.	Loan Agreement (the “Loan Agreement”) by and among H.B. Fuller Company, a Minnesota corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, National Association, in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a term loan facility to the Borrower from the Lenders in an initial aggregate principal amount of $75,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 3.01	—	Subsidiaries
Schedule 3.06	—	Disclosed Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Restrictive Agreements

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Loan Parties’ Counsel
Exhibit C	—	List of Closing Documents
Exhibit D	—	Form of Subsidiary Guaranty

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Loan Agreement.

1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Loan Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel

3.	Guaranty executed by the initial Subsidiary Guarantors (collectively with the Borrower, the “Loan Parties”) in favor of the Administrative Agent.

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State of the jurisdiction of its organization, since the date of the certification thereof by such secretary of state, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request Borrowing under the Loan Agreement.

5.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

C. OPINIONS

6.	Opinion of Briggs and Morgan, P.A., counsel for the Loan Parties.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

7.	A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in the Loan Agreement are true and correct and (ii) no Default has occurred and is then continuing.

8.	A compliance certificate, in form and substance acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower, setting forth calculations (A) demonstrating compliance with Sections 6.01, 6.03 and 6.09 of the Loan Agreement and (B) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Loan Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

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EXHIBIT D

[FORM OF]

SUBSIDIARY GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of the 19th day of June, 2006, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Loan Agreement referred to below.

WITNESSETH

WHEREAS, H.B. FULLER COMPANY, a Minnesota corporation (the “Borrower”), the institutions from time to time parties thereto as lenders (the “Lenders”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, in its capacity as contractual representative (the “Administrative Agent”) for itself and the other Lenders, have entered into a certain Loan Agreement dated as of June 19, 2006 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Loan Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;

WHEREAS, it is a condition precedent to the initial extensions of credit by the Lenders under the Loan Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 5.09 of the Loan Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Loan Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrower;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Loan Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan) that:

(A) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B) It (to the extent applicable) has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(C) Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation (or equivalent charter documents), limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement (other than any Loan Document). No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Loan Agreement or any amount payable under the Loan Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Loan Agreement.

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SECTION 3. The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Loan Agreement, (ii) [Intentionally Omitted], (iii) all obligations of the Borrower owing to any Lender or any affiliate of any Lender under any Swap Agreement, (iv) all other amounts payable by the Borrower or any of its Subsidiaries under the Loan Agreement, any Swap Agreement and the other Loan Documents and (v) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Obligations”). Upon (x) the failure by the Borrower or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Loan Agreement, any Swap Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 4. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any modification or amendment of or supplement to the Loan Agreement, any Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

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(D) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Loan Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of

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Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Loan Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or any other party under the Loan Agreement, any Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 6. General Waivers; Additional Waivers.

(A) General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(B) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of Administrative Agent and Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Unmatured Default or Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Holders of Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Obligations has or may have against,

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the other Guarantors or any third party, or against any Collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Holders of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Obligations; or (b) any election by the Administrative Agent and the other Holders of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the

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Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(a).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal, interest and other amounts from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or any Swap Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and

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satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that, except as otherwise permitted by the Loan Agreement, until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Loan Agreement and the Swap Agreements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

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(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Loan Agreement and the Swap Agreements.

SECTION 9. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Agreement, any Swap Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement, any Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Loan Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Borrower at the address of the Borrower set forth in the Loan Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

SECTION 11. No Waivers. No failure or delay by the Administrative Agent or any other Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Loan Agreement, any Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Obligations and their respective successors and permitted assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Loan Agreement, any Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

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SECTION 13. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Loan Agreement.

SECTION 14. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 15. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE CITY OF NEW YORK.

(B) EACH GUARANTOR WHICH IS A FOREIGN SUBSIDIARY (A “FOREIGN GUARANTOR”) IRREVOCABLY DESIGNATES AND APPOINTS THE BORROWER, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN CLAUSE (A) ABOVE. SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN GUARANTOR UNTIL ALL GUARANTEED OBLIGATIONS PAYABLE BY SUCH FOREIGN GUARANTOR HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF. EACH FOREIGN GUARANTOR HEREBY CONSENTS TO PROCESS

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BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN CLAUSE (A) ABOVE BY SERVICE OF PROCESS UPON THE BORROWER AS PROVIDED IN THIS CLAUSE (B); PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN GUARANTOR SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE BORROWER). EACH FOREIGN GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN GUARANTOR. NOTHING HEREIN WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(C) WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN SUCH ACTION.

(D) TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION 16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

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SECTION 17. Taxes, Expenses of Enforcement, etc.

(A) Taxes.

(i) All payments by any Guarantor to or for the account of any Lender, the Administrative Agent or any other Holder of Obligations hereunder or under any promissory note shall be made free and clear of and without deduction for any and all Taxes (other than Excluded Taxes). If any Guarantor shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to any Lender, the Administrative Agent or any other Holder of Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 17(A)) such Lender, the Administrative Agent or any other Holder of Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any promissory note or from the execution or delivery of, or otherwise with respect to, this Guaranty or any promissory note (“Other Taxes”).

(iii) The Guarantors hereby agree to indemnify the Administrative Agent, each Lender and any other Holder of Obligations for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 17(A), but in any event excluding all Excluded Taxes) paid by the Administrative Agent, such Lender or such other Holder of Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, such Lender or such other Holder of Obligations makes demand therefor.

(iv) By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(e) of the Loan Agreement.

(B) Expenses of Enforcement, Etc. Subject to the terms of the Loan Agreement, after the occurrence of an Event of Default under the Loan Agreement, the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Holders of Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Obligations) paid or incurred by the Administrative Agent or any other Holder of Obligations in connection with the collection and enforcement of amounts due under

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the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Holders of Obligations on a pro rata basis for application in accordance with the terms of the Loan Agreement.

SECTION 18. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Loan Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations (including the Administrative Agent) or any of their respective affiliates.

SECTION 19. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 20. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 21. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations (including the Administrative Agent).

SECTION 22. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

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SECTION 23. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Obligations under Section 2.18 of the Loan Agreement, such Holder of Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

Remainder of Page Intentionally Blank.

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IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

SPECIALTY CONSTRUCTION BRANDS, INC. ROANOKE COMPANIES GROUP, INC.

By:
Name:
Title:

15

Acknowledged and Agreed
as of June , 2006:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

16

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (the “Guaranty”) made as of the 19th day of June, 2006 by and among SPECIALTY CONSTRUCTION BRANDS, INC. and ROANOKE COMPANIES GROUP, INC. (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Loan Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this              day of     , 20        .

[NAME OF NEW GUARANTOR]

By:
Its:

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AMENDMENT NO. 1

Dated as of January 16, 2009

to

LOAN AGREEMENT

Dated as of June 19, 2006

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of January 16, 2009 by and among H.B. Fuller Company (the “Company”), the financial institutions listed on the signature pages hereof (the “Lenders”) and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Agent”), under that certain Loan Agreement dated as of June 19, 2006 by and among the Company, the Lenders and the Agent (the “Loan Agreement”). Defined terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

WHEREAS, the Company, the Lenders party hereto and the Agent have agreed to amend the Loan Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Agent have agreed to the following amendments to the Loan Agreement.

1. Amendments to Loan Agreement. Effective as of November 28, 2008 but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Loan Agreement is hereby amended as follows:

(a) The definition of “Alternate Base Rate” appearing in Section 1.01 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(b)The definition of “Consolidated EBITDA” appearing in Section 1.01 of the Loan Agreement is hereby amended to add the following as a new clause (iv) thereof:

(iv) non-cash impairment losses related to long-lived assets, intangible assets or goodwill,

(c) The definition of “LIBO Rate” appearing in Section 1.01 of the Loan Agreement is hereby amended to delete the phrase “Page 3750 of the Dow Jones Market Service” appearing therein and to replace such phrase with the phrase “Reuters BBA Libor Rates Page 3750”.

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Agent shall have received (i) counterparts of this Amendment duly executed by the Company, the Required Lenders and the Agent and the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors, (ii) such other instruments and documents as are reasonably requested by the Agent, (iii) from the Company for the account of each Lender that executes and delivers its signature page hereto by such time as is requested by the Agent, an amendment fee equal to an amount specified by the Agent and (iv) from the Company payment and/or reimbursement of the Agent’s and its affiliates’ fees and reasonable out-of-pocket expenses (including reasonable legal fees and expenses) in connection with this Amendment.

3. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement as amended hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Event of Default and (ii) the representations and warranties contained in Article III of the Loan Agreement, as amended hereby, are true and correct, except for representations and warranties made with reference solely to an earlier date.

4. Reference to and Effect on the Loan Agreement.

(a) Upon the effectiveness of Section 1 hereof, each reference to the Loan Agreement in the Loan Agreement or any other Loan Document shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Loan Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

H.B. FULLER COMPANY,
as the Company

By:	/s/ Cheryl A. Reinitz
Name:	Cheryl A. Reinitz
Title:	Vice President, Treasurer

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By:	/s/ Mike Kelly
Name:	Mike Kelly
Title:	Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

CITIBANK, N.A.,
as a Lender and as Syndication Agent

By:	/s/ Joronne Jeter
Name:	Joronne Jeter
Title:	Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

ABN AMRO BANK, N.V.,
individually as a Lender and as Co-Documentation Agent

By:	/s/ Michele Costello
Name:	Michele Costello
Title:	Director

By:	/s/ Nick Zorin
Name:	Nick Zorin
Title:	Assistant Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH
individually as a Lender and as Co-Documentation Agent

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

BANK OF AMERICA, N.A.,
individually as a Lender

By:	/s/ Kenneth S. Struglia
Name:	Kenneth S. Struglia
Title:	Managing Director

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

U.S. BANK NATIONAL ASSOCIATION,
individually as a Lender

By:	/s/ Karen Weathers
Name:	Karen Weathers
Title:	Senior Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually as a Lender

By:	/s/ Brian Buck
Name:	Brian Buck
Title:	Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

THE NORTHERN TRUST COMPANY,
individually as a Lender

By:	/s/ Anu Agarwal
Name:	Anu Agarwal
Title:	Second Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

KEYBANK NATIONAL ASSOCIATION,
individually as a Lender

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Assistant Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

PNC BANK NATIONAL ASSOCIATION,
individually as a Lender

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

NATIONAL CITY BANK OF THE MIDWEST,
individually as a Lender

By:	/s/ Derek R. Cook
Name:	Derek R. Cook
Title:	Senior Vice President

Signature Page to Amendment No. 1

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Loan Agreement dated as of June 19, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among H.B. Fuller Company (the “Company”), the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, National Association, in its individual capacity as a Lender and in its capacity as contractual representative (the “Agent”), which Amendment No. 1 is dated as of January 16, 2009 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Loan Agreement. Without in any way establishing a course of dealing by the Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that such agreement and each and every such Loan Document executed by the undersigned in connection with the Loan Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Loan Agreement contained in the above-referenced documents shall be a reference to the Loan Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated: January 16, 2009

SPECIALTY CONSTRUCTION BRANDS, INC.

By:	/s/ Cheryl A. Reinitz
Name:	Cheryl A. Reinitz
Title:	Vice President, Treasurer